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                                                                    EXHIBIT 10.6


                           TAX ALLOCATION AGREEMENT


     THIS AGREEMENT is entered into as of the 1st day of October, 1999, by and between Microsoft Corporation, a Washington corporation ("MS") and Expedia Inc. ("Expedia"), a Washington corporation.

                                  WITNESSETH:

     WHEREAS, MS is the common parent corporation of an affiliated group of corporations (the "MS Affiliated Group") within the meaning of section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and Expedia is a newly-formed corporation more than 80% owned by MS and therefore a member of the MS Affiliated Group; and

     WHEREAS, MS and Expedia deem it appropriate to define the method by which the federal income tax, including for all purposes of this Agreement, the alternative minimum tax, and certain state and local tax liabilities of the MS Affiliated Group shall be allocated between the parties and the manner in which such allocated liability shall be paid;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:
     1.  Definitions
         -----------
     The following terms as used in this Agreement shall have the meanings set forth below:

     (a) "Additional Amount" shall mean the amount determined under Section 3 hereof.

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     (b) "Consolidated Return" shall mean a consolidated federal income tax return filed pursuant to section 1501 of the Code.

     (c) "Consolidated Tax Liability" shall mean the consolidated federal income tax liability, including for all purposes of this Agreement, alternative minimum tax liability, of the MS Affiliated Group for any taxable year for which the MS Affiliated Group files a Consolidated Return.

     (d) "Inherent Bargain Element" shall have the meaning set out in paragraph 9, below.

     (e) "IRS" shall mean the Internal Revenue Service.

     (f) "Member" shall mean each includible member of the MS Affiliated Group.

     (g) "MS Affiliated Group" shall mean the affiliated group of corporations within the meaning of section 1504(a) of the Code of which MS is the common parent.

     (h) "Regulations" shall mean the Treasury regulations as in effect from time to time.

     (i) "Separate Return Tax Liability" shall mean the federal income tax liability, including for all purposes of this Agreement, alternative minimum tax liability, of a Member computed as if it had filed a separate federal income tax return for the applicable taxable year with the modifications set forth in section 1.1552-1(a)(2)(ii) of the Regulations. In addition, for purposes of this definition, each party's Separate Return Tax Liability shall be computed as if MS (and not Expedia or its successor) is entitled to deduct on its Separate Return the "Inherent Bargain Element" in the compensatory stock

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options assumed by Expedia as explained in detail in paragraph 9, below. If the computation of a Member's Separate Return Tax Liability as provided herein does not result in a positive amount, such Member's Separate Return Tax Liability shall be zero.

          (j) "Separate Tax Liability" shall mean the amount owed by a Member under Section 2(a) hereof.

          (k) "Tax Sharing Receivable" shall mean the amount owned to a Member pursuant to Section 2(a) hereof.

     2.  Separate Tax Liability
         ----------------------

         (a) If a Consolidated Return is filed by the MS Affiliated Group for any taxable year, the Separate Tax Liability of each Member for such taxable year shall, if a positive number, be the sum of (i) the amount determined for such Member pursuant to paragraph (b) hereof, plus or minus, as the case may be,
(ii) any increase or reduction in the Member's tentative Separate Tax Liability required by paragraph (c) hereof. To the extent an allocation to a Member under clause (ii) of paragraph (c) hereof reduces a Member's tentative Separate Tax Liability to an amount less than zero, such negative amount shall be referred to herein as a "Tax Sharing Receivable."

         (b) Each Member's tentative Separate Tax Liability shall be an amount equal to that portion of the Consolidated Tax Liability for such taxable year that the Member's Separate Return Tax Liability for such taxable year bears to the sum of the Separate Return Tax Liabilities of all Members for such taxable year; provided, however, that such amount shall not exceed the Consolidated Tax
      --------  -------
Liability for such taxable year.

          (c) Adjustments for Additional Amount. If an Additional Amount is determined with respect to a Member for a Consolidated Return taxable year, then
(i) the

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tentative Separate Tax Liability of that Member, as determined pursuant to paragraph (b), shall be increased by such Additional Amount; and (ii) the Separate Tax Liability of each of those Members whose tax attributes are absorbed shall be reduced by a pro rata portion of the Additional Amount allocated to such Member, which allocation shall be made in a manner that reasonably reflects the absorption of the tax attributes; provided, however, that, whenever Expedia is one of the Members entitled to a reduction in its Separate Tax Liability as a consequence of an allocation to Expedia or all or part of another Member's Additional Amount, 92.5% of the amount otherwise allocable to Expedia shall be allocated to Expedia, and 7.5% to MS. This paragraph (c) and Section 3 hereof are intended to allocate Additional Amounts of Separate Return Tax Liability in accordance with the percentage method of Reg. (S)1.1502-33(d)(3) (using 100% for each Member other than Expedia and 92.5% for Expedia) and, except for the modification in the computation of Separate Return Tax Liability with respect to the Inherent Bargain Element, shall be interpreted to comply in all material respects with that method.

     3.  Additional Amount
         -----------------

         An "Additional Amount" exists with respect to a Member if, for any Consolidated Return taxable year, that Member's Separate Return Tax Liability exceeds the tentative Separate Tax Liability of that Member determined pursuant to Section 2(b).

     4.  Payments
         --------

         For each taxable year with respect to which MS files, or it is reasonably anticipated that MS will file, a Consolidated Return which includes Expedia, payment of the Separate Tax Liability or Tax Sharing Receivable with respect to such taxable year shall be made as follows:

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     (a) On or before the 15th day of the fourth month of such taxable year, MS shall estimate the Separate Tax Liability or Tax Sharing Receivable of each Member for such taxable year.

     (b) Expedia shall pay to MS or MS shall pay to Expedia, as the case may be, on or before each of the due dates for MS to make payment of estimates of its federal income taxes for such taxable year one-fourth of the amount estimated pursuant to paragraph (a) above (the "Estimated Amount"). If, after paying any such installment of the Estimated Amount, MS and Expedia make a new estimate, the amount of each remaining installment (if any) shall be the amount which would have been payable if the new estimate had been made when the first estimate for the taxable year was made, increased or decreased as applicable, by the amount computed by dividing:

         (i) the difference between (A) the amount of the Estimated Amount required to be paid before the date on which the new estimate is made, and (B) the amount of the Estimated Amount which would have been required to be paid before such date if the new estimated had been made when the first estimate was made, by

         (ii) the number of installments remaining to be paid on or after the date on which the new estimate is made.

     (c) If, after the end of each such taxable year with respect to which MS filed, or reasonably anticipates that it will file, a Consolidated Return which includes Expedia, it is determined that the actual Separate Tax Liability for such taxable period exceeds the aggregate amount paid pursuant to the subparagraph (b) above with respect to such taxable period, then such excess shall be paid on or before the later of (i) the 15th day of the third month after the end of such taxable period, and (ii) the date on which

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such excess is finally determined, which shall be not later than sixty (60) days after the Consolidated Return for such taxable period is filed.

     (d) If, after the end of each such taxable year with respect to which MS filed, or reasonably anticipates that it will file, a Consolidated Return which includes Expedia, it is determined that the amount paid pursuant to subparagraph
(b) above with respect to such taxable period exceeds the actual Separate Tax Liability or Tax Sharing Receivable for such taxable period, then such excess shall be paid on or before the later of (i) the 15th day of the third month after the end of such taxable period and (ii) the date on which such excess is finally determined, which shall be not later than sixty (60) after the Consolidated Return for such taxable period is filed.

     5.  Carrybacks.  The provisions of this Section 5 shall be interpreted in a
         ----------
manner that does not result in the duplication of any computations required by any other provision of this Agreement or in the duplication of any tax sharing payment required to be made pursuant to any other provision of this Agreement.

     (a) If the MS Affiliated Group has a consolidated unused investment credit, a consolidated unused foreign tax credit, a consolidated excess charitable contribution, a consolidated net capital loss or a consolidated net operating loss, as such terms are defined in the Regulations (a "Consolidated Excess Amount") for any taxable year, the portion of such Consolidated Excess Amount which is attributable to a Member (the "Separate Excess Amount") shall be computed in accordance with the Consolidated Return Regulations, except that all such computations shall be made by assuming that MS, not Expedia, is entitled to all deductions attributable to the Inherent Bargain Element in the compensatory stock options assumed by Expedia.

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     (b) If such Consolidated Excess Amount is carried back to a prior taxable year of the MS Affiliated Group during which Expedia was a Member or was not in existence, then the amounts due under this Agreement for such prior taxable year shall be redetermined by taking into account such Consolidated Excess Amount and any Separate Excess Amount allocable to such taxable year.

     (c) If such Consolidated Excess Amount is carried back to a prior taxable year of the MS Affiliated Group during which Expedia was in existence but was not a Member, then Expedia shall be entitled to 92.5% of any credit or refund attributable to any Separate Excess Amount originated by Expedia which is carried back to such prior taxable year, and the remaining 7.5% of such credit or refund shall be retained by MS.

     (d) Payment of any amount due under this Section 5 shall be made on the date that a credit or refund is allowed with respect to the taxable year to which such payment related and shall include any interest attributable thereto under section 6611 of the Code.

     6.  Subsequent Adjustments
         ----------------------

     If any adjustments (other than adjustments made pursuant to Section 5 hereof) are made to the income, gains, losses, deductions or credits of the MS Affiliated Group for a taxable year during which Expedia is a Member, whether by reason of the filing of an amended return or a claim for refund which respect to such taxable year or an audit with respect to such taxable year by the IRS, the amounts due under this Agreement for such taxable year shall be redetermined by taking into account such adjustments. If, as a result of such redetermination, any amounts due under this Agreement shall differ from the amounts previously paid, then payment of such difference shall be made (a) in the case of

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an adjustment resulting in a credit or refund, on the date on which such credit or refund is allowed with respect to such adjustment, or (b) in the case of an adjustment resulting in the assertion of a deficiency, on the date on which such deficiency is paid. Any amounts due under this Section 6 shall include any interest attributable thereto under section 6601 or 6611 of the Code, as the case may be, and any penalties or additional amounts which may be imposed.

      7.  Carrybacks from Separate Return Years
          -------------------------------------

      If, for any separate return year, as defined in section 1.1502-1 of the Regulations, Expedia has a net operating loss, a net capital loss or is entitled to credits against tax which, under the applicable provisions of the Code and the Regulations, may be carried back to a taxable year during which Expedia was a Member, MS shall pay to Expedia 92.5% of the excess, if any, of (i) the amount of any refund or credit of Consolidated Tax Liability that MS receives as a result of the carryback of such losses or credits, over (ii) to the extent the carryback is attributable under the principles of Section 9 below to the Inherent Bargain Element of compensatory stock options assumed by Expedia, the tax benefit of that that element of the compensation deductions allowable to Expedia. Such payment shall be made not later than sixty (60) days after MS receives such refund or credit and shall include any interest attributable thereto under Section 6611 of the Code.

     8.  Foreign Tax and State and Local Tax
         -----------------------------------

         (a) Expedia agrees, on the request of MS, to join with MS, or any direct or indirect subsidiary of MS, (i) in any combined or consolidated foreign tax return ("Foreign Combined Return") for any taxable year for which MS or any such direct or indirect subsidiary of MS files a Foreign Combined Return that may include Expedia, and

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(ii) in any combined or consolidated state or local income or franchise tax return ("State/Local Combined Return") for any taxable year for which MS or any such direct or indirect subsidiary of MS files a State/Local Combined Return that may include Expedia.

         (b) If, at any time from and after the date of this Agreement, Expedia is included in any Foreign Combined Return or State/Local Combined Return that includes MS or any direct or indirect subsidiary of MS, this Agreement shall be applied in a like manner to all matters relating to such foreign taxes or state or local income or franchise taxes.

     9.  Treatment of Special Items
         --------------------------

     The parties intend that, for federal and state tax purposes, MS will be entitled to the economic benefit under this Agreement of all compensation deductions attributable to the inherent "bargain element" in any compensatory options previously granted by MS to former MS employees that are employed by Expedia (collectively referred to as "assumed MS options"). The "Inherent Bargain Element" in each assumed MS option will be determined on the date Expedia employs the optionee and shall be equal to the excess of (i) the fair market value of the shares (whether shares of MS common stock or Expedia stock) to be acquired on exercise of the option, determined as of the date the optionee is employed by Expedia, over (ii) the exercise price of the option on the date the optionee is employed by Expedia. For purposes of this Agreement, all deductions allowable to Expedia or MS, as the case may be, with respect to assumed MS options shall, on a first-in/first-out basis, be treated as MS deductions for all purposes of this Agreement until the aggregate amount of those deductions equal the aggregate amount of the Inherent Bargain Element attributable to all assumed MS options.

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     10.  Determinations
          --------------

     All determinations required hereunder shall be made by the independent public accountants regularly employed by the MS Affiliated Group at the time that such determination is required to be made or by such other independent tax advisor as may be selected by MS, in the exercise of its absolute discretion. Such determinations shall be binding and conclusive upon the parties for purposes hereof.

     11.  Procedural Matters
          ------------------

          (a) MS shall prepare and file the Consolidated Return and other returns, documents or statements required to be filed with the IRS with respect to the determination of federal income tax liability of the MS Affiliated Group. In its sole discretion, MS shall have the right with respect to any Consolidated Returns which it has filed or will file, (i) to determine the manner in which such returns, documents or statement shall be prepared and filed, including, without limitation, the manner in which any item of income, gain, loss, deduction or credit shall be reported, the elections that will be made by any Member, (ii) to contest, compromise or settle any adjustment or deficiency proposed, asserted or assessed as a result of any audit or such returns by the IRS, (iii) to file, prosecute, compromise or settle any claim for refund and
(iv) to determine whether any refunds, to which the MS Affiliate Group may be entitled, shall be paid by way of refund or credited against the tax liability of the MS Affiliated Group. Expedia hereby irrevocably appoints MS as its agent and attorney-in-fact to take such actions (including the execution of documents) as MS may deem appropriate to effect the foregoing.

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     (b) With respect to any Combined Returns in which Expedia joins with MS pursuant to Section 8, above, MS shall prepare and file any Combined Returns and other returns, documents or statements required to be filed with any state or local taxing authority. In its sole discretion, MS shall have the right with respect to any Combined Return Consolidated Returns which it has filed or will file, (i) to determine the manner in which such returns, documents or statement shall be prepared and filed, including, without limitation, the manner in which any item of income, gain, loss, deduction or credit shall be reported, the elections that will be made by any Member, (ii) to contest, compromise or settle any adjustment or deficiency proposed, asserted or assessed as a result of any audit or such returns by the IRS, (iii) to file, prosecute, compromise or settle any claim for refund and (iv) to determine whether any refunds, to which the MS Affiliate Group may be entitled, shall be paid by way of refund or credited against the tax liability of the MS Affiliated Group. Expedia hereby irrevocably appoints MS as its agent and attorney-in-fact to take such actions (including the execution of documents) as MS may deem appropriate to effect the foregoing.

     12.  Earnings and Profits Determinations.  For purposes of determining the
          -----------------------------------
manner in which taxes are shared in calculating each Member's earnings and profits, MS shall be entitled to use any of the methods permitted by section 1.1502-33(d) of the Regulations that MS, in the exercise of its absolute discretion, deems necessary or appropriate.

     13.  Miscellaneous Provisions
          ------------------------

          (a) This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein. No alternation, amendment or

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modification of any of the terms of this Agreement shall be valid unless made by an instrument signed in writing by an authorized officer of each party hereto.

          (b) This Agreement has been made in and shall be construed and enforced in accordance with the laws of the State of Washington from time to time obtaining.

          (c) This Agreement shall be binding upon and inure to the benefit of each party hereto and their respective successors and assigns.

          (d) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          (e) All notices and other communications hereunder shall be deemed to have been duly given if delivered by hand or mailed certified or registered mail, postage prepaid:


              (i)  Microsoft Corporation
                   One Microsoft Way
                   Redmond, Washington  98052-6399

                   Telephone  (425) 882-8080
                   Fax        (425) 936-7329

                   Attention:     Chief Financial Officer
                                  Treasurer

                   with copy to:  Law and Corporate Affairs


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             (ii)  Expedia, Inc.
                   4200 150th Ave. NE
                   Redmond, WA 98052

                   Telephone (425) 705-5161
                   Fax       (425) 936-7329

                   Attention:  President
                               Chief Financial Officer

     (f) The headings of the paragraph of this Agreement are inserted for convenience only and shall not constitute a part hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective corporate seals to be affixed hereto, all on the date and year first above written.


MICROSOFT CORPORATION                        EXPEDIA INC.


By    /s/ Gregory B. Maffei                  By     /s/ Richard N. Barton
  ______________________________               _______________________________
  its authorized representative                 its authorized representative

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